Exhibit 99.2

Consent of Cantor Fitzgerald & Co.

The Board of Directors
Hooper Holmes, Inc.
560 North Rogers Road
Olathe, KS 66062

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated March 7, 2017 to the Board of Directors (in its capacity as such) of Hooper Holmes, Inc. (“Hooper”) included as Annex B, and to the references thereto under the captions “Prospectus Summary—Opinion of the Hooper Financial Advisor” and “The Merger—Opinion of the Hooper Financial Advisor” in the proxy statement/prospectus/information statement relating to the proposed merger transaction involving Hooper and Provant Health Solutions LLC, which proxy statement/prospectus/information statement forms a part of this Registration Statement on Form S-4 of Hooper. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

CANTOR FITZGERALD & CO.
By: ___/s/ Robert Dentice_______________________
Name: Robert Dentice
Title: Managing Director

New York, New York
March 16, 2017

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